EXHIBIT 99.1

COURT DECISION MEANS THAT PATENT DISPUTE BETWEEN INSMED

AND TERCICA AND GENENTECH WILL HAVE TO BE RESOLVED AT TRIAL

On Friday, June 30, 2006, the U.S. District Court for the Northern District of California issued a decision in the suit brought by Tercica Inc and Genentech, Inc against Insmed, Inc. and two of its subsidiaries alleging infringement of three U.S. patents. The Court ruled on issues of claim construction and on motions by both sides for partial summary judgment. The Court adopted some claim interpretations proposed by Plaintiffs and others proposed by Insmed. It also adopted some interpretations that were modifications of those proposed by the parties. The Court likewise granted certain motions for summary judgment and denied others. The Court’s rulings do not fully resolve all of the pending issues regarding any of the three patents. The remaining issues will be resolved at trial, which is currently scheduled to commence on November 6, 2006. The decision does not have any impact on Insmed’s ability to continue to sell IPLEX. ™

With respect to U.S. Patent No. 6,331,414 (“the ‘414 patent”), the Court granted Plaintiffs’ Motion that Insmed infringes claims 1, 2, and 9 of the ‘414 patent. The Court found that due to disputes of material fact, Insmed’s invalidity defenses will need to be resolved at trial and therefore denied Insmed’s motion for summary judgment that the claims at issue are invalid. .

With respect to U.S. Patent No. 5,187,151 (“the ‘151 patent”), the Court granted Plaintiffs’ motion for partial summary judgment that the patent was not invalidated by certain prior art. Because of the claim constructions it adopted and disputes of material fact, the Court denied Insmed’s motion for summary judgment on non-infringement of the ‘151 patent. The question of infringement will now need to be resolved at trial. Also yet to be resolved is Insmed’s defense that the ‘151 patent is unenforceable due to inequitable conduct.

With respect to U.S. Patent No. 5,258,287 (“the ‘287 patent”), the Court ruled on the scope of one disputed claim term. The issue of whether Insmed infringes the ‘287 patent or whether the claims at issue are valid remain to be resolved at trial.

The Court also granted Insmed’s Motion for Partial Summary Judgment of no infringement as to certain allegations made against Insmed, through its wholly owned subsidiary Celtrix related to activities that occurred prior Insmed’s acquisition of Celtrix or prior to Insmed receiving FDA approval of IPLEX™

Insmed CEO Dr. Geoffrey Allan stated: “We had anticipated that the Court’s decisions would not resolve all the issues in this matter, which will be the subject of the upcoming trial. We believe the Court’s interpretations seriously call into question the validity of the ‘414 patent and look forward to presenting that evidence at trial. This decision also permits Insmed to continue to press its defenses of no infringement and unenforceability for the ‘151 patent and no infringement and invalidity for the ‘287 patent.”

About IPLEX

IPLEX is approved in the United States as the only once daily treatment for children with short stature associated with severe primary IGF-I deficiency (Primary IGFD). IPLEX, a complex of recombinant human IGF-I and its binding protein IGFBP-3 (rhIGF-I/rhIGFBP-3), is the only FDA-approved IGF-I replacement therapy that also replaces deficient IGFBP-3 in these patients. The drug, which was launched in the second quarter of 2006, is also being investigated for various other indications with unmet medical needs, including severe insulin resistance, myotonic muscular dystrophy and HIV Associated Adipose Redistribution Syndrome (HARS).

For more information about IPLEX please go to www.go-IPLEX.com.

About Insmed Incorporated

Insmed is a biopharmaceutical company focused on the development and commercialization of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com. The Company’s leading product, IPLEX was approved as an orphan drug by the United States Food and Drug Administration in December 2005 for the treatment of growth failure in children with severe primary IGF-I deficiency (Primary IGFD) or with growth hormone (GH) gene deletion who have developed neutralizing antibodies to GH.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our IPLEX utilization program, regulatory and business strategies, manufacturing capabilities, product costs, plans and objectives of management and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully launched, marketed, manufactured or reimbursed, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in our filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to our reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Contacts

Media:

Natalie Wyeth, 202-835-9473

natalie.wyeth@ketchum.com

Investors:

Tim Ryan, 212-477-9007, ext. l24

tryan@troutgroup.com